As filed with the Securities and Exchange Commission on September 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOMX INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2836	82-3364020
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

708 Quince Orchard Rd, Suite 205

Gaithersburg, MD 20878

(844) 972-0500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AMENDED AND RESTATED CHARDAN HEALTHCARE ACQUISITION CORP. LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Marina Wolfson

BiomX Inc.

708 Quince Orchard Rd, Suite 205

Gaithersburg, MD 20878

(844) 972-0500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard E. Berkenblit

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

(617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 2, 2020, BiomX Inc., or the Company, filed a Registration Statement on Form S-8 (File No. 333-235777), or, as amended, the Original Registration Statement, with the Securities and Exchange Commission, or the Commission, to register an aggregate of 100 shares of Common Stock of the Company that may be issued pursuant to the Chardan Healthcare Acquisition Corp. 2019 Omnibus Long-Term Incentive Plan, or the 2019 Plan, as well as 314,836 shares of Common Stock of the Company that may be issued pursuant to the 2015 Employee Stock Option Plan for Key Employees of BiomX Ltd., as amended.

The 2019 Plan was originally adopted by the Board on September 17, 2019 and subsequently approved by our stockholders on October 23, 2019 and further amended on August 28, 2023.

As previously reported in connection with the merger agreement, or the Merger Agreement, entered into on March 6, 2024, by and among the Company, BTX Merger Sub I, Inc., BTX Merger Sub II, LLC and Adaptive Phage Therapeutics, Inc., on July 9, 2024, the Company’s stockholders approved an amendment and restatement of the 2019 Plan, or the Amended Plan, pursuant to which shares of Common Stock equal to 15% of the fully-diluted outstanding equity interests of the Company immediately following the completion of the merger contemplated by the Merger Agreement (after giving effect to the conversion of the Series X Non-Voting Convertible Preferred Stock, par value $0.0001 per share to the Company’s shares of Common Stock and the exercise of the warrants as described in the Proxy Statement filed with the Securities and Exchange Commission, or the SEC, on June 17, 2024) will be reserved for issuance to the Company’s employees, directors, consultants and other service providers.

On August 26, 2024, the Company effected a one-for-ten (1:10) reverse stock split of its shares of Common Stock, or the Reverse Split, such that every ten (10) shares of Common Stock issued and outstanding as of August 26, 2024, were converted into one (1) share of Common Stock. All quantities of Common Stock and per share data presented herein give retroactive effect to the Reverse Split.

The Company is filing this Registration Statement on Form S-8 to register an additional 7,192,482 shares of Common Stock of the Company, such that an aggregate amount of 7,800,000 shares of Common Stock may be issued in connection with securities awards, which have been granted or may hereafter be granted under the Amended Plan. The 7,192,482 shares of Common Stock of the Company being registered hereunder for the Amended Plan are comprised of: (i) 1,567,795 shares of Common Stock subject to awards granted on July 11, 2024; and (ii) 5,624,687 shares of Common Stock available for issuance.

Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement are incorporated herein by reference, except for Item 3 and Item 8 of Part II of the Original Registration Statement, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission, or the Commission, by BiomX Inc., or the Registrant, pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on April 4, 2024;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 20, 2024, and for the quarter ended June 30, 2024, filed with the Commission on August 14, 2024;

(c)	The Registrant’s Current Reports on Form 8-K filed on March 6, 2024 (Items 1.01 and 3.02 and exhibits 2.1, 3.1, 4.1, 4.2, 4.3, 10.1, 10.2, 99.1 and 99.2 only), March 18, 2024 (as amended by the Registrant’s Current Reports on Form 8-K/A filed on March 21, 2024 and May 30, 2024), April 15, 2024, May 30, 2024, July 9, 2024, July 29, 2024 and August 16, 2024; and

(d)	The description of the Registrant’s common stock, warrants and units contained in the Registration Statement on Form 8-A filed on December 13, 2018, under the Exchange Act, as amended by Exhibit 4.1 the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, and including any further amendment or report filed or to be filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 8. Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description
4.1	Composite Copy of the Amended and Restated Certificate of Incorporation of BiomX Inc., as amended to date (Incorporated by reference to Exhibit 3.1 of BiomX Inc.’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2024).

4.2	Amended and Restated Bylaws of BiomX Inc. (incorporated by reference to Exhibit 3.3 of BiomX Inc.’s Current Report on Form 8-K filed with the Commission on November 1, 2019).

4.3	Form of Certificate of Designation of Series X Preferred Stock (Incorporated by reference to Exhibit 3.1 of BiomX Inc.’s Current Report on Form 8-K filed with the Commission on March 6, 2024).

5.1*	Opinion of Sullivan & Worcester LLP

23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited.

24.1*	Power of Attorney (included on the signature pages to this Registration Statement)

99.1	Amended and Restated Chardan Healthcare Acquisition Corp. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the BiomX Inc.’s Current Report on Form 8-K filed with the Commission on July 9, 2024)

107*	Filing Fee Table

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ness Ziona, Israel, on this 12 day of September, 2024.

BIOMX INC.

By	/s/ Jonathan Solomon
Jonathan Solomon
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Mr. Jonathan Solomon and Ms. Marina Wolfson, and each or any one of them, as the undersigned’s true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Russell Greig	Chairman of the Board of Directors	September 12, 2024
Dr. Russell Greig

/s/ Jonathan Solomon	Chief Executive Officer	September 12, 2024
Jonathan Solomon	(Principal Executive Officer) and Director

/s/ Marina Wolfson	Chief Financial Officer	September 12, 2024
Marina Wolfson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Susan Blum	Director	September 12, 2024
Susan Blum

/s/ Jesse Goodman	Director	September 12, 2024
Dr. Jesse Goodman

/s/ Jonathan Leff	Director	September 12, 2024
Jonathan Leff

/s/ Gregory Merril	Director	September 12, 2024
Gregory Merril

/s/ Alan Moses	Director	September 12, 2024
Dr. Alan Moses

/s/ Eddie Williams	Director	September 12, 2024
Eddie Williams

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